EXHIBIT 10.1

May 19, 2005

John J. Vajda

330 N. Mathilda Avenue, #407

Sunnyvale, California 94085-1855

Dear John:

We are pleased to confirm our offer of employment with World Heart Inc. (the “Company”) for the position of V.P. of Manufacturing, reporting to Jal Jassawalla, the Company’s President & C.E.O.

The following is designed to serve as a record of the essential terms of employment, which we trust, are in accordance with our discussions.

COMMENCEMENT OF
EMPLOYMENT:	June 9, 2005

REMUNERATION:	Your initial gross base salary will be $150,000 per annum payable bi-weekly. Your base salary will be reviewed in January 2006, in accordance with the Company’s compensation policy.

OPTIONS:

Upon joining the Company, you will be eligible to receive a grant of options to purchase 250,000 common shares of World Heart Corporation, subject to approval by the Board of Directors. The option price will be the fair market value of the World Heart Corporation shares on the date the options are granted. All terms and conditions of your options will be as stated in the World Heart Corporation Employee Stock Option Plan and any option grant documents.

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BENEFITS:

You will be eligible to participate in the World Heart medical, vision and dental benefit program the first day of the calendar month following your date of hire. You will be covered under the group life insurance program effective your date of hire. You will be eligible to participate in the World Heart 401(k) Savings & Investment Plan on the first of the month following thirty (30) days of employment.

OFFICE HOURS:

The Company’s hours are from 8:00 a.m. to 5:00 p.m., Monday to Friday. You will be expected, at a minimum to be working during those hours. Due to the nature of the company’s business, it will be necessary from time to time to work additional hours.

PROPRIETARY RIGHTS
AGREEMENT:	As a condition of employment you must sign the attached agreement regarding confidential information and proprietary rights (Proprietary Rights Agreement).

DRUG SCREENING:

Your employment is contingent upon satisfactory drug screening results consistent with World Heart policy. Drug screening results must be obtained before your start date. A DFWP Consent and Test Appointment Form and the Forensic Drug Testing Custody and Control Form are enclosed.

BACKGROUND CHECKING:	This offer is contingent upon the results of background checking that will be conducted on behalf of World Heart Inc.

RIGHT TO WORK:

In order to comply with federal regulations relative to “right to work” authorization (Immigration Reform Act of 1986), you will be required to present forms and documentation which establish your eligibility to work in the United States. Please complete Section I of the enclosed Form I-9, and bring it with you on your first day of employment with either: One document from List A; or two documents, one from List B and one from List C. Documents presented must be originals.

Please return your background check paperwork (Release and Supplemental Data forms) to Delna Ramirez, as soon as possible.  Please bring your employment eligibility documents with you on your start date.  If you have any further questions, please do not hesitate to call Monica Lippis at (510) 563-4737.

Your employment at World Heart Inc., will be for no specified term and is considered “employment at will”.  By accepting this offer of employment you understand and agree that your employment is for no definite or determinable period and may be terminated at any time, with or without prior notice or cause, at the option of either you or the Company, and that no promises or representations contrary to the foregoing are binding on the Company unless made in writing and signed by you and the Company’s designated representative.  If you need further clarification prior to your start date, please call Delna Ramirez at (510) 563-4909 or Monica Lippis at (510) 563-4717.

This letter states the entire agreement of the parties with respect to your employment with World Heart Inc. and supersedes and replaces all prior and contemporaneous agreements, understandings, negotiations and discussions whether oral or written of the parties.  Also, beyond this letter there are no warranties, representations, understandings or other agreements between the parties in connection with the subject matter except as specifically set forth in this agreement and none have been relied on.

This offer of employment will expire unless we have received your signed acceptance prior to 5:00 p.m. on Monday, May 23, 2005.  I am certain that you will find working at World Heart to be both challenging and rewarding and we look forward to you joining us.

Sincerely,

World Heart Inc.

/s/
Jal S. Jassawalla
President & C.E.O.

I have been given a copy of this letter and have read and understand its terms.  I hereby accept the terms and conditions of employment outlined above.

ACCEPTED	Date:

	Signature:	/s/John J. Vajda